CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated August 24, 2007 for the Azzad Funds (Azzad Ethical Income Fund and Azzad Ethical Mid Cap Fund) and to all  references to our firm included in or made a part of this Post-Effective Amendment No. 11 under the Securities Act of 1933 and Post-Effective Amendment No. 15 under the Investment Company Act of 1940 to Azzad Funds’ Registration Statement on Form N-1A (File Nos. 333-20177 and 811-08021), including the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

Sanville & Company

October 31, 2007